Exhibit 10.1


                             REIMBURSEMENT AGREEMENT

This Reimbursement Agreement, dated as of May 23, 2002 (the "Agreement"), is by and between PWR SYSTEMS, INC., a corporation organized under the laws of the State of Delaware, and currently having an address at 3512 Veterans Memorial Highway, Bohemia, New York 11716 ("PWR") and TRAUTMAN WASSERMAN 8701 OPPORTUNITIES FUND LP, a limited partnership, organized under the laws of the State of Delaware, and currently having an address at 500 Fifth Avenue, New York, New York ("8701 Fund").

In order to induce 8701 Fund to provide collateral (the "Collateral") for a letter of credit in the amount of $150,000 through CitiBank (the "Bank") in favor of IBM (the "Letter of Credit") for a period of 13 months from the inception date of the Letter of Credit, PWR has agreed to absolutely, unconditionally and irrevocably reimburse 8701 Fund for any Letter of Credit Advance (as defined below), all upon the terms and provisions and subject to the conditions hereinafter set forth. Accordingly, in consideration of the foregoing, and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by PWR), the parties hereto agree as follows:

     Section 1. Reimbursement Obligations. (a) Each amount paid by 8701 Fund pursuant to the Letter of Credit or otherwise in respect of the obligation thereby secured (a "Letter of Credit Advance") shall be repaid by PWR to 8701 Fund (the "Obligation") on the same day payment is made by 8701 Fund (it being understood that any amount provided by 8701 Fund as collateral for the Letter of Credit which is paid to or drawn upon by Bank, shall be deemed a payment by 8701
Fund). If a Letter of Credit Advance is not so repaid (without, however, in any way consenting to such non-payment), (i) such Letter of Credit Advance shall be repayable ON DEMAND, pursuant to the terms and provisions of this Agreement,
(ii) PWR shall instruct it Parent Company Vizacom, Inc. and Vizacom Inc agrees, to immediately issue such number of shares of common stock equal to the Letter of Credit Advance divided by $.65 (subject to appropriate adjustment for stock splits, combinations, reclassifications and similar events), (iii) the resulting default shall not be deemed or construed to have been cured until payment has been duly made.

          (b) PWR shall pay timely all Bank imposed expenses related to the Letter of Credit and the Collateral. PWR shall pay to 8701 Fund all Bank imposed expenses related to the issuance and maintenance of the Collateral and which are paid to Bank by 8701 Fund, if any. PWR also shall pay to 8701 Fund any fees or other charges of any other issuer or any participant, correspondent, confirming bank, custodian or designee of 8701 Fund and which are paid to Bank by 8701 Fund, if any. PWR shall pay on each of the quarterly anniversaries of the issuance of the Letter of Credit, in arrears, a fee respecting the collateral (the "Collateral Fee") for the quarter then ended (computed on the basis of the actual number of days in such quarter and a year of 360 days) equal to (i) six percent (6%) per annum of the unadvanced face amount of the Letter of Credit, plus (ii) 15% per annum of the amount of any unreimbursed Letter of Credit Advances, with such amounts being determined as of the business day immediately preceding the quarterly payment date.


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          (c) The  Obligation  shall not  otherwise be deemed to have been fully paid or satisfied until any and all Letter of Credit Advances, are repaid by PWR.

          (d) IBM Payment obligation - PWR unconditionally agrees to pay all IBM invoices in a timely fashion subject to credit terms provided by IBM. PWR agrees to instruct Keltic Financial (or such other institution that may be providing receivebles or any other type of credit), to satisfy any IBM invoices due or past due prior to disbursing any funds to PWR.

     Section 1A. Warrants. In further consideration of the accommodation made hereby by 8701 Fund, Vizacom is issuing simultaneously herewith a warrant to purchase 50,000 of Vizacom common stock, at a price of $.90 per share, for a three year period. The form of warrant is attached hereto as Appendix A.

     Section 2. Consent to Jurisdiction, Etc. PWR hereby consents and agrees that the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York each shall have personal jurisdiction and proper venue with respect to any dispute between PWR and 8701 Fund; provided that the foregoing consent shall not deprive 8701 Fund of the right in its sole and absolute discretion to voluntarily commence or participate in any action, suit or proceeding in any other court having jurisdiction and venue over PWR.

     Section 3. Notices. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the addressee at the address set forth above (or at such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national or international overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day), including (without limitation) any telecopy. Refusal to accept delivery of any item shall be deemed to be receipt of such item by the refusing party. Notices also may be given by telephone to the extent and for the purposes provided in this Agreement.

     Section 4. Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

     Section 5. No Waiver by Action, Cumulative Rights, Etc. Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by 8701 Fund and then only in the specific instance and for the specific purpose for which given. No waiver or consent


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shall be deemed  (regardless  of frequency  given) to be a further or continuing waiver or consent. The failure or delay of 8701 Fund to require performance of, or to exercise 8701 Fund's rights with respect to, any term or provision of this Agreement shall in no way affect 8701 Fund's right at a later time to enforce any such term or provision. No notice to or demand on PWR in any case shall
entitle   such   party  to  any  other  or  further   notice  or   demand.   All
representations, warranties and covenants of PWR in this Agreement and all rights, powers, privileges, remedies and other interests of 8701 Fund under this Agreement are cumulative and not alternatives.

     Section 6. Successors and Assigns, Assignment and Intended Beneficiaries. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party, and, without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of PWR in this Agreement shall inure to the benefit of the participants and other successors and assigns of 8701 Fund; provided, however, that nothing herein shall be deemed to authorize or permit PWR to assign any of PWR's rights or obligations under this Agreement to any other person (whether or not an affiliate of PWR), and PWR covenants and agrees that PWR shall not make any such assignment.

     Section 7. Waiver of Jury Trial. In any action, suit or proceeding in any jurisdiction brought by 8701 Fund against PWR, or vice versa, PWR and 8701 Fund each hereby irrevocably and expressly waives trial by jury.

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     Section 8. Governing Law, Amendments, Etc. This Agreement has been made (or shall be deemed to have been made) and has been delivered and accepted by 8701 Fund in the City, County and State of New York. This Agreement shall be governed by and construed in accordance with the applicable laws pertaining in the State of New York (other than those conflict of law rules that would defer to the substantive laws of another jurisdiction). This Agreement may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may have been executed by one or more of the parties thereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties thereto. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement
contains  the  entire   agreement  of  the  parties  and   supersede  all  other
representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein and therein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                               PWR SYSTEMS, INC.

                               By:  /s/ Alan Schoenbart
                                    --------------------
                                    Alan Schoenbart, CFO





                               VIZACOM, INC.

                               By:  /s/ Alan Schoenbart
                                    ---------------------
                                    Alan Schoenbart, CFO





                               TRAUTMAN WASSERMAN 8701 OPPORTUNITIES FUND L.P.

                               By:  /s/ James L. Palmer
                                    ---------------------
                                      General Partner


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